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                                                                     EXHIBIT 4.4

                          AMENDMENT TO RIGHTS AGREEMENT

     Amendment, dated as of August 22, 2002, to the Rights Agreement, dated as of December 8, 1995 (the "Rights Agreement"), between Lyondell Chemical Company (formerly Lyondell Petrochemical Company), a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

     WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement to, among other things, provide for the issuance of one Right (as such number may be adjusted pursuant to the provisions of Section 11(p) of the Rights Agreement, as amended hereby) for each share of Series B Common Stock (as hereinafter defined) issued prior to the earlier of the Distribution Date and the Expiration Date, and, in certain circumstances provided for in Section 22 hereof, after the Distribution Date, so that the holders of Series B Common Stock are in the same position with respect to the issuance of Rights as they would have been had they been issued Common Stock in lieu of Series B Common Stock;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

     Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

     Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 2.

     (a) The definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended in its entirety to read as follows:

          "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Equity then outstanding, but shall not include any Exempt Person; provided, however, that a Person shall not be or become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of 15% or more of the shares of Common Equity then outstanding solely as a result of a reduction in the number of shares of Common Equity outstanding due to the repurchase of Common Equity by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Equity, constituting 1% or more of the then outstanding

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          shares of Common Equity, or any other Person (or Persons) who is (or collectively are) the Beneficial Owner(s) of shares of Common Equity, constituting 1% or more of the then outstanding shares of Common Equity, shall become an Affiliate or Associate of such Person, unless, in either such case, such Person, together with its Affiliates and Associates, is not then the Beneficial Owner of 15% or more of the shares of Common Equity then outstanding; and provided, further, that, notwithstanding anything in this definition of "Acquiring Person" to the contrary, if, as of the date hereof, any Person, together with any of his or its Affiliates or Associates, is the Beneficial Owner of a number of shares of Common Equity that would otherwise cause such Person to be an Acquiring Person, such Person shall not be or become an Acquiring Person, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner(s) of additional shares of Common Equity, constituting 1% or more of the then outstanding shares of Common Equity, or any other Person (or Persons) who is (or are) the Beneficial Owner(s) of shares of Common Equity, constituting 1% or more of the then outstanding shares of Common Equity, shall become an Affiliate or Associate of such Person, unless, upon becoming the Beneficial Owner of such additional shares of Common Equity, such Person, together with its Affiliates and Associates, is not then the Beneficial Owner of 15% or more of the shares of Common Equity outstanding; and provided, further, that if the Board of Directors determines in good faith that any Person that would otherwise be an "Acquiring Person" is an Inadvertent Acquiring Person, then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement.

               At any time that the Rights are redeemable, the Board of Directors may, with respect to any specified Person or Persons, determine to increase to a specified percentage or amount greater than that set forth herein or decrease to a specified percentage or amount lower than that set forth herein (but not lower than the percentage or amount of Common Equity then beneficially owned by such Person), the level of Beneficial Ownership of Common Equity at which such Person or Persons becomes an Acquiring Person.

               For purposes of this definition of "Acquiring Person," any calculation of a percentage of Common Equity beneficially owned by any Person shall include (i) in the numerator, the number of shares of Common Stock, Series B Common Stock and any other series of Common Equity held by such Person and (ii) in the denominator, the aggregate number of all outstanding shares of Common Equity (including Common Stock, Series B Common Stock and any other series of Common Stock of the Company outstanding).


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     (b)  The words "Common Stock" in Section 1 of the Rights Agreement in the
          definition of " Associate" and "Permitted Offer" and in Sections 2, 3(a), 3(c), 11(a)(ii)(2), 11(p), 12, 13(a)(y), 15, 16, 18, 21, 22,
          23(b), 25(b), 26, 27, 29 and 30 of the Rights Agreement shall be amended and replaced with the words "Common Equity."

     (c)  The following definitions shall be added to Section 1 of the Rights
          Agreement:

          "Series B Common Stock" shall mean the Company's Series B Common Stock, par value $1.00 per share.

          "Common Equity" shall mean the Company's Common Stock and Series B Common Stock and any other series of Common Stock of the Company issued and outstanding after the Record Date and prior to the earlier of the Distribution Date or the Expiration Date.

          "Inadvertent Acquiring Person" shall mean a Person that would otherwise be an "Acquiring Person" because of such Person's beneficial ownership of Common Equity, if either:

          (i) (a) such Person has reported or is required to report ownership of Common Equity on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which
               Schedule 13D, or any amendment thereto, does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of Schedule 13D (other than the disposition of the Common Equity), (b) such Person is not the Beneficial Owner of 20% or more of the shares of Common Equity then outstanding, and (c) after becoming aware that such Person has become the Beneficial Owner of 15% or more of the shares of Common Equity then outstanding, such Person thereafter, while the Beneficial Owner of 15% or more of the shares of Common Equity then outstanding does not purchase or otherwise become the Beneficial Owner of additional Common Equity or become an Affiliate or Associate of any other Person (or Persons) who is (or collectively are) the Beneficial Owner of Common Equity; or

          (ii) the Board of Directors, with the concurrence of a majority of the members of the Board of Directors who are not, and are not representatives, nominees, Affiliates or Associates of, such Person or an Acquiring Person, determines in good faith that such Person that would otherwise be an "Acquiring Person" has become such inadvertently (including, without limitation, because (a) such Person was unaware that it beneficially owned Common Equity that would otherwise cause such Person to be an "Acquiring


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               Person" or (b) such Person was aware of the extent of its
               Beneficial Ownership of Common Equity but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, and such Person as promptly as practicable divested or divests itself of Beneficial Ownership of a sufficient number of Common Equity so that such Person would no longer be an "Acquiring Person."

     Section 3. Miscellaneous.

     (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

     (b) The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

     (d) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                     LYONDELL CHEMICAL COMPANY



                                     By:   /s/ GERALD A. O'BRIEN
                                           ---------------------------------
                                           Name:  Gerald A. O'Brien
                                           Title: Vice President and Deputy
                                                  General Counsel

                                     THE BANK OF NEW YORK



                                     By:   /s/ STEVEN MYERS
                                           ---------------------------------
                                           Name:  Steven Myers
                                           Title: Assistant Vice President

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